Exhibit (c)(2)

— Confidential — November 23, 2021 Presentation to the Special Committee Project RETURN

1 — Confidential — Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the management and Special Committee of RETURN, Inc.(“RETURN”) in connection with its evaluation of a proposed transaction involving RETURN and for no other purpose. The information contained herein is based upon information supplied by or on behalf of RETURN and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by RETURN. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of RETURN or any other entity, or concerning the solvency or fair value of RETURN or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of RETURN as to the future financial performance of RETURN, and at your direction Centerview has relied upon such forecasts, as provided by RETURN’s management, with respect to RETURN. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of RETURN. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the management and Special Committee of RETURN (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of RETURN or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

2 — Confidential — Situation Update .. Following the Special Committee meeting on November 15, Management and Centerview have advanced several key workstreams with regards to a potential non-binding indication of interest from COPY, including: – Centerview communicated to COPY the agreed-upon message regarding the need to submit a potential non-binding indication of interest for further evaluation – COPY has engaged in financing discussions with Goldman Sachs and RBC after receiving authorization – Management prepared a summary of RETURN’s preliminary October 2021 financial results, which have not yet been shared with COPY – Management and Centerview conducted a call to review the impact from a potential take-private transaction on existing debt agreements, including provisions related to change of control, restricted payments, mergers and affiliate transactions .. On November 22, COPY requested a call with Centerview, where they communicated the following: – Confirmed their leverage assumptions with Goldman Sachs and RBC of 6x+ through HoldCo note – Prepared to increase their offer for the shares not owned by them from $22 to $23 per share .. The presentation materials included herein include an overview of COPY’s updated proposal and Centerview’s preliminary financial analysis

3 — Confidential — Table of Contents Section 1 .................................................................................. Review of COPY’s Updated Proposal Section 2 ........................................................................Centerview’s Preliminary Financial Analysis Appendix ....................................................................................................... Supplementary Materials

— Confidential — Review of COPY’s Updated Proposal 1

— Confidential —

Updated Value Communicated by COPY on November 22, 2021

Overview

Price per Share

- $23.00 per share

Implied Premia

- 33.5% to current share price of $17.23
- 50.3% to 30-day VWAP of $15.30
- 46.9% to 90-day VWAP of $15.65
- 80.6% to 1-year VWAP of $12.74
- 17.9% to 52-week high of $19.50(1)

Implied Valuation

Reflects Base Case (2022 Trends Continue)

- 7.9x 2021E EBITDA per Management Plan
- 6.9x 2022E EBITDA per Management Plan

Consideration and Financing

- 100% cash consideration
- Financing discussions with Goldman Sachs and RBC reconfirmed COPY's belief that 6x+ debt leverage was feasible for this transaction
- Indebtedness would be incurred by a Holdco above the RETURN credit group following the merger
  - RETURN's outstanding debt would stay in place

Summary Financials

			Current	COPY Proposal
Implied Valuation				
Share Price			$17.23	$23.00
% Premium to Current			–	*33.5%*
Diluted Shares Outstanding(2)			127.8	128.2
Equity Value			**$2,201**	**$2,948**
Less: Cash(2)			(677)	(677)
Plus: Debt(2)			3,087	3,087
Enterprise Value			**$4,611**	**$5,358**
Implied Multiples	***Multiple:***	***Metric:***		
EV / EBITDA *(Consensus)*	2021E	$690	6.7x	7.8x
	2022E	748	6.2x	7.2x
EV / EBITDA *(Management)*	2021E	$675	6.8x	7.9x
	2022E	775	5.9x	6.9x

Source: Management projections provided November 3, 2021. Company filings and FactSet as of November 22, 2021.
Note: Dollars in millions, except per share amounts.
(1) Reflects closing share price trading levels.
(2) RETURN balance sheet and share count reflect the company's latest filings.

CENTERVIEW PARTNERS

5

6 — Confidential — $0 $5 $10 $15 $20 $25 Nov-16 Nov-17 Nov-18 Nov-19 Nov-20 Nov-21 RETURN’s Historical Share Price Performance Source: FactSet and Wall Street research as of November 22, 2021. Note: M&A annotations only include transactions with a deal size greater than $100mm. (1) Reflects closing share price trading levels. $17.30 $17.23 (0%) Jul. 17, 2018: NCI and Ply Gem announced merger Nov. 16, 2018: NCI and Ply Gem merger closed Jan. 17, 2019: Announced acquisition of Environmental Stoneworks Jul. 27, 2021: Announced divestiture of DBCI business Aug. 2, 2021: Announced acquisition of Cascade Windows Aug. 4, 2021: Announced CEO retirement and transition plan Aug. 9, 2021: Completed divestiture of IMP business RETURN’s Share Price Performance (Last 5 Years) Aug. 28, 2018: Ply Gem announced acquisition of Silver Line Division from Andersen Corporation Jun. 7, 2021: Announced divestiture of IMP business Nov. 9, 2021: Announced Q3’21 Earnings Implied Premia COPY Proposal Share Price $23.00 vs. Current ($17.23) 33.5% vs. 30-Day VWAP ($15.30) 50.3% vs. 90-Day VWAP ($15.65) 46.9% vs. 1-Year VWAP ($12.74) 80.6% vs. 52-Week High ($19.50) 17.9% vs. 52-Week Low ($8.61) 167.1% (1) (1) COPY Offer: $23.00 Feb. 19, 2020: Pre-COVID trading

— Confidential — Centerview’s Preliminary Financial Analysis 2

8 — Confidential — RETURN Management Plan - Base Case (2022 Trends Continue) Source: Management projections provided on November 3, 2021. Note: Dollars in millions (1) Includes stock-based compensation as an expense. (2) Includes pre-tax cash settlement of $75mm. Net Sales Adjusted EBITDA Unlevered Free Cash Flow(1) % Growth (5%) 22% 14% 6% 5% 5% 6% $4,693 $4,457 $5,458 $6,235 $6,601 $6,947 $7,318 $7,767 2019A 2020A 2021E 2022E 2023E 2024E 2025E 2026E % Growth 6% 22% 15% 14% 11% 11% 12% % Margin 11% 12% 12% 12% 13% 14% 15% 16% $523 $555 $675 $775 $880 $981 $1,090 $1,216 2019A 2020A 2021E 2022E 2023E 2024E 2025E 2026E % Growth 97% (42%) 70% 28% 7% 9% 11% % Margin 5% 10% 5% 7% 8% 8% 9% 9% $221 $434 $251 $427 $548 $585 $638 $705 2019A 2020A 2021E 2022E 2023E 2024E 2025E 2026E ‘21E-‘23E CAGR: 10% ‘21E-‘26E CAGR: 7% ‘21E-‘23E CAGR: 14% ‘21E-‘26E CAGR: 12% ‘21E-‘23E CAGR: 48% ‘21E-‘26E CAGR: 23% RETURN Management has created a base operating case for use in the financial analysis presented herein – Upside Case (Accelerated Growth) and Downside Case (Includes Recession) included in the appendix (2)

9 — Confidential — % Growth YoY 23% 25% 22% $5,495 $5,561 $5,458 % Margin 12% 12% 12% $718 $748 $775 % Margin 12% 12% 12% $667 $690 $675 % Growth YoY 5% 10% 14% $5,774 $6,109 $6,235 Comparison of Wall Street Consensus to RETURN Base Case (2022 Trends Continue) Source: FactSet and management projections provided on November 3, 2021. Note: Dollars in millions. Market data as of November 22, 2021. Net Sales 2021E 2022E (1.9%) +2.1% (2.2%) Adjusted EBITDA +3.6% Consensus (Current) Management Plan Consensus (Pre-Q3‘21 Earnings) 2022E Consensus Estimates: Increase of +5.8% for Revenue and +4.2% for EBITDA post Q3’21 Earnings +5.8% +1.2% +3.4% +4.2%

— Confidential —

Overview of Centerview's Preliminary Financial Analysis

Analysis	Description
Selected Public Company Analysis	▪ Selected publicly-traded comparable companies in the building products sector ▪ Valuation multiples based on Enterprise Value / CY 2022E EBITDA ▪ Multiples applied to RETURN's 2022E EBITDA per Wall Street consensus and RETURN Management Plan – Base Case (2022 Trends Continue)
Selected Precedent Transactions Analysis	▪ Selected precedent M&A transactions in the building products sector – Includes transactions completed with U.S. targets in the last 5 years (deal size greater than $1bn) ▪ Multiples applied to RETURN's LTM EBITDA as of October 2, 2021
Discounted Cash Flow (DCF) Analysis	▪ Based on operating cases per RETURN Management ▪ Perpetuity growth rates of 1.75% - 2.50% for Downside Case (Includes Recession), 2.00% - 2.75% for Base Case (2022 Trends Continue) and 2.25% - 3.00% for Upside Case (Accelerated Growth) ▪ Weighted average cost of capital ("WACC") range of 10.5% - 12.5%

For Reference Only

Analysis	Description
52-Week Trading Range	▪ RETURN's closing share price trading levels over the last 52 weeks
Analyst Price Targets	▪ Range of current Wall Street analyst price targets for RETURN
Premia Paid Analysis	▪ Range of premia paid on selected take-private transactions – Includes transactions completed with U.S. targets in the last 10 years (deal size between $1bn and $10bn) ▪ Premia applied to RETURN's current share price, 30-day VWAP and 52-week high(1)

Source: Company filings, press releases, CapIQ, FactSet and management projections provided on November 3, 2021.
Note: Market data as of November 22, 2021.
(1) Based on RETURN's share price of $17.23 as of November 22, 2021, 30-day VWAP of $15.30 and 52-week high of $19.50.

CENTERVIEW PARTNERS 10

11 — Confidential — $16.00 $14.75 $24.50 $18.50 $27.50 $44.00 $8.61 $19.00 $20.00 $17.25 $18.00 $23.50 $22.25 $37.25 $29.50 $42.25 $65.75 $19.50 $25.00 $24.75 $20.50 $21.75 – $10.00 $20.00 $30.00 $40.00 $50.00 $60.00 $70.00 Source: Management projections provided on November 3, 2021. Note: Dollars in millions, except per share figures. Implied share prices rounded to the nearest $0.25. Market data as of November 22, 2021. (1) Implied share price calculated as implied enterprise value less $2.4bn of net debt, consisting of $3.1bn of debt and $0.7bn of cash, per RETURN’s Q3’21 10-Q, divided by fully diluted shares outstanding. Fully diluted shares outstanding based on 126.2mm basic shares and 3.2mm stock options with a weighted average exercise price of $8.95. 52-Week Trading Range Selected Public Comparables Selected Precedent Transactions Implied Share Price(1) LTM EBITDA EBITDA: $651mm Multiple: 8.5x - 11.0x Mgmt. Base Case (2022 Trends Cont.) 10.5% - 12.5% WACC 2.00% - 2.75% PGR Closing Price Low - High Management 2022E EBITDA EBITDA: $775mm Multiple: 5.75x - 7.0x Price as of 11/22/21: $17.23 Analyst Price Targets Price Target Low - High For Reference Only Mgmt. Upside Case (Accel. Growth) 10.5% - 12.5% WACC 2.25% - 3.00% PGR Mgmt. Downside Case (Incl. Recession) 10.5% - 12.5% WACC 1.75% - 2.50% PGR DCF Analysis Premia Paid Analysis Implied Price Current Share Price: $17.23 Premium: 16.7% - 43.7% COPY Offer on 11/22/21: $23.00 Preliminary Financial Analysis Implied Price 30-Day VWAP: $15.30 Premium: 12.7% - 33.9% Implied Price 52-Week High: $19.50 Premium: (8.1%) - 12.0% Consensus 2022E EBITDA EBITDA: $748mm Multiple: 5.75x - 7.0x

12 — Confidential — $2.25 $2.00 $1.75 $1.50 ($1.50) ($2.00) ($3.50) ($6.75) ($11.00) RETURN DCF Sensitivity Analysis (Illustrative) Source: Management projections provided on November 3, 2021. Base Case (2022 Trends Continue) .. RETURN Management Plan Base Case (2022 Trends Continue) as provided to Centerview .. Share price derived from mid-point of discounted cash flow analysis based on a discount rate between 10.5% and 12.5% and perpetuity growth rate of 2% to 3% .. RETURN balance sheet and share count as of October 2, 2021 $33.75 (DCF Range: $27.50 - $42.25) No Hedge in Plan WholeCo Revenue Growth Increase WholeCo Revenue Growth Decrease Increased Operating Expenses .. Excludes Corporate Risk Adjustment .. Increase of 1% to annual growth rates .. Decrease of (1%) to projected annual growth rates .. Annual increase of 1% of revenue to operating expenses (excl. D&A) Key Assumptions Mid-point Per Share Impact Recession Business Cycle Reduced Price Mix Net of Inflation Reduced Manufacturing Efficiencies .. Revenue decline of (1%) in 2024E, growth of 1% in 2025E and growth of 2% in 2026E, respectively .. Constant EBITDA margins in 2024E, 2025E .. Realization of 85% of projected pricing actions in 2022E .. Realization of 50% of manufacturing efficiencies in 2022E and 2023E Reduced Operating Expenses . Annual decrease of 1% of revenue to operating expenses (excl. D&A) Increased Manufacturing Efficiencies . Increase of 25% to manufacturing efficiencies in 2022E and 2023E Adjustments to projections in Base Case (’22 Trends Cont.)

13 — Confidential — Public Trading Comparables Source: Company filings and FactSet as of November 22, 2021. Note: Dollars in billions. EBITDA is unburdened for SBC. All figures are based on RETURN fiscal year ending December 31. Companies sorted by equity value. Revenue EBITDA EBITDA Net Equity Enterprise EV / EBITDA Growth Growth Margin Leverage Company Value Value 2022E '21E - '22E '21E - '22E 2022E LTM Owens Corning $9.4 $11.5 5.8x 5% 3% 23% 1.2x Masonite 2.8 3.2 6.9x 7% 12% 17% 1.2x JELD-WEN 2.5 3.8 7.1x 7% 15% 11% 2.9x PGT Innovations 1.3 1.9 9.2x 19% 27% 15% 3.5x American Woodmark 1.2 1.7 8.2x 7% 11% 10% 2.5x Median $2.5 $3.2 7.1x 7% 12% 15% 2.5x RETURN (Consensus) $2.2 $4.6 6.2x 10% 8% 12% 3.5x RETURN (Management Plan) $2.2 $4.6 5.9x 14% 15% 12% 3.5x

— Confidential —

Selected Precedent Transactions

Selected acquisitions of U.S. building products companies over the last 5 years with a deal size greater than $1bn

		Target		EV / LTM		Target's LTM Financials		
Date	Acquiror	Company	EV	Sales	EBITDA	Sales	EBITDA	Margin
7/19/21	Carlisle Companies	Henry	$1,575	3.1x	13.2x	$511	$119	23.3%
6/20/21	Westlake Chemical	Boral's N.A. Building Products	2,150	2.0x	~10.5x[(1)]	1,100	~205	~19.0%
6/7/21	Nucor	Cornerstone's Insulated Metal Panels	1,000	2.6x[(2)]	13.4x[(2)]	389	75	19.2%
11/15/19	ACPI	Masco Cabinetry	1,000	1.1x[(3)]	10.1x[(3)]	950[(3)]	99[(3)]	10.4%
11/12/19	Saint-Gobain	Continental Building Products	1,434	2.8x	10.5x	514	136	26.4%
7/17/18	NCI	Ply Gem	3,700	1.4x[(4)]	10.9x[(4)]	2,649[(4)]	339[(4)]	12.8%
1/31/18	CD&R	Ply Gem	2,400	1.2x	9.8x	2,056	245	11.9%
12/1/17	American Woodmark	RSI Home Products	1,075	1.9x	8.7x	560	123	22.0%
Median				***1.9x***	***10.5x***			***19%***
Mean				***2.0x***	***10.9x***			***18%***

Source: Company press releases, news articles, Wall Street research, CapIQ and FactSet.
Note: Transaction multiples represent approximate figures due to lack of disclosures. Multiples are on LTM basis unless otherwise noted.
(1) Reflects midpoint of Westlake's disclosure on acquisition call.
(2) Represents FY'19A Sales per company's 10-K and estimated EBITDA per Wall Street Research.
(3) Represents FY'18A figures.
(4) Represents FY'18E figures per merger proxy.

CENTERVIEW PARTNERS 14

15 — Confidential — Discounted Cash Flow Analysis – Base Case (2022 Trends Continue) Source: Management projections provided on November 3, 2021. Note: Dollars in millions, except per share items. Implied share prices rounded to nearest $0.25. (1) Adjusted EBITDA includes stock-based compensation as a cash expense. (2) D&A includes ~$180mm of amortization through 2026. Terminal year assumes D&A equal to CapEx going forward. Unlevered Free Cash Flow Build Fiscal Year Ended December 31, Terminal ($ in millions) Q4 2021E 2022E 2023E 2024E 2025E 2026E Year Revenue $1,430 $6,235 $6,601 $6,947 $7,318 $7,767 $7,767 % Growth 20% 14% 6% 5% 5% 6% Adj. EBITDA (less: SBC)(1) $174 $755 $860 $961 $1,070 $1,196 $1,196 % Margin 12% 12% 13% 14% 15% 15% 15% (Less): D&A(2) (65) (284) (289) (293) (296) (301) (194) EBIT $110 $471 $571 $668 $774 $895 $1,002 (Less): Taxes (25) (141) (171) (200) (232) (268) (300) NOPAT $84 $329 $400 $468 $542 $626 $701 Plus: D&A(2) 65 284 289 293 296 301 194 Plus / (Less): Change in NWC 41 (83) 24 (1) (17) (28) (35) (Less): CapEx (24) (156) (165) (174) (183) (194) (194) Plus: Cash Settlement (tax adj.) -- 53 -- -- -- -- -- Unlevered Free Cash Flow $165 $427 $548 $585 $638 $705 $666 Implied Share Price Implied Terminal Multiple Discount Perpetuity Growth Rate Rate 2.00% 2.38% 2.75% 10.5% $38.00 $40.00 $42.25 11.5% 32.25 33.75 35.25 12.5% 27.50 28.50 30.00 Discount Perpetuity Growth Rate Rate 2.00% 2.38% 2.75% 10.5% 6.6x 6.9x 7.3x 11.5% 5.9x 6.1x 6.4x 12.5% 5.3x 5.5x 5.8x

— Confidential — Appendix Supplementary Materials

— Confidential —

Take-Private Considerations

Key Assumptions

- Potential sponsor value will be based on the projections they are willing to underwrite
- Sponsor projections may include additional value levers, with varying degrees of achievability as a private company:
  - Portfolio rationalization
  - Organic investment / cost-saving initiatives
  - Synergistic M&A
  - Business opportunities or synergistic combination with portfolio asset(s)

Illustrative Sources & Uses

Assumes Offer Price of $23.00 per share

Sources	Rate	(x) EBITDA	$mm	% of Total
Rollover of Existing Net Debt[1]	--	3.1x	$2,080	40%
Unsecured Notes	8.00%	2.9x	1,970	38%
Sponsor Equity		1.7x	1,128	22%
Total Sources		**7.7x**	**$5,178**	**100%**

Uses	(x) EBITDA	$mm	% of Total
Equity Value ($23.00 Offer Price)	4.4x	$2,948	57%
Rollover of Existing Net Debt[1]	3.1x	2,080	40%
Transaction / Financing Fees	0.1x	100	2%
Minimum Cash	0.1x	50	1%
Total Uses	**7.7x**	**$5,178**	**100%**

Ability-to-Pay Analysis (Implied Share Price)

Assumes Exit at YE 2026E and 6.0x PF Net Debt

Downside Case (Includes Recession)

	Exit Multiple		
Target IRR	**5.75x**	**6.38x**	**7.00x**
15.0%	$27.25	$29.75	$32.25
17.5%	26.00	28.00	30.25
20.0%	24.75	26.75	28.75

Base Case (2022 Trends Continue)

	Exit Multiple		
Target IRR	**5.75x**	**6.38x**	**7.00x**
15.0%	$35.75	$38.75	$42.00
17.5%	33.50	36.25	39.00
20.0%	31.50	34.00	36.50

Upside Case (Accelerated Growth)

	Exit Multiple		
Target IRR	**5.75x**	**6.38x**	**7.00x**
15.0%	$49.00	$53.25	$57.50
17.5%	45.25	49.25	53.00
20.0%	42.25	45.75	49.00

Source: Management projections provided on November 3, 2021.
(1) Projected as of December 31, 2021.

CENTERVIEW PARTNERS 17

18 — Confidential — COPY 11/22 Metric Current Proposal Illustrative Offer Price per Share Offer Price $17.23 $23.00 $23.50 $24.00 $24.50 $25.00 $25.50 $26.00 $26.50 $27.00 Implied Premium / (Discount) vs. Current $17.23 0.0% 33.5% 36.4% 39.3% 42.2% 45.1% 48.0% 50.9% 53.8% 56.7% vs. 52-Week High $19.50 (11.6%) 17.9% 20.5% 23.1% 25.6% 28.2% 30.8% 33.3% 35.9% 38.5% vs.52-Week Low $8.61 100.1% 167.1% 172.9% 178.7% 184.6% 190.4% 196.2% 202.0% 207.8% 213.6% vs. 30-Day VWAP $15.30 12.6% 50.3% 53.6% 56.9% 60.1% 63.4% 66.7% 69.9% 73.2% 76.5% vs. 90-Day VWAP $15.65 10.1% 46.9% 50.1% 53.3% 56.5% 59.7% 62.9% 66.1% 69.3% 72.5% vs. 1-Year VWAP $12.74 35.3% 80.6% 84.5% 88.4% 92.4% 96.3% 100.2% 104.1% 108.1% 112.0% (x) DSO 127.8 128.2 128.2 128.2 128.3 128.3 128.3 128.3 128.3 128.4 Equity Value $2,201 $2,948 $3,013 $3,078 $3,142 $3,207 $3,272 $3,337 $3,401 $3,466 (+) Debt 3,087 3,087 3,087 3,087 3,087 3,087 3,087 3,087 3,087 3,087 (-) Cash (677) (677) (677) (677) (677) (677) (677) (677) (677) (677) Enterprise Value $4,611 $5,358 $5,423 $5,487 $5,552 $5,617 $5,682 $5,746 $5,811 $5,876 Implied EV / EBITDA Multiples 2021E $675 6.8x 7.9x 8.0x 8.1x 8.2x 8.3x 8.4x 8.5x 8.6x 8.7x 2022E 775 5.9x 6.9x 7.0x 7.1x 7.2x 7.2x 7.3x 7.4x 7.5x 7.6x 2021E $690 6.7x 7.8x 7.9x 8.0x 8.0x 8.1x 8.2x 8.3x 8.4x 8.5x 2022E 748 6.2x 7.2x 7.2x 7.3x 7.4x 7.5x 7.6x 7.7x 7.8x 7.9x Consensus Mgmt. RETURN Analysis at Various Prices Source: Management projections, company filings, Wall Street research and FactSet as of November 22, 2021. Note: Dollars in millions, except per share values.

19 — Confidential — Fiscal Year Ending December 31, 2021E 2022E 2023E 2024E 2025E 2026E Net Sales $5,458 $6,235 $6,601 $6,947 $7,318 $7,767 % Growth 22% 14% 6% 5% 5% 6% Gross Profit $1,149 $1,267 $1,421 $1,575 $1,745 $1,938 % Margin 21% 20% 22% 23% 24% 25% Operating Income $385 $469 $569 $666 $772 $893 % Margin 7% 8% 9% 10% 11% 11% Net Income $137 $277 $316 $410 $485 $569 % Margin 3% 4% 5% 6% 7% 7% Diluted Earnings per Share $1.08 $2.18 $2.49 $3.24 $3.82 $4.49 Adjusted EBITDA $675 $775 $880 $981 $1,090 $1,216 % Margin 12% 12% 13% 14% 15% 16% Unlevered Free Cash Flow $251 $427 $548 $585 $638 $705 % Margin 5% 7% 8% 8% 9% 9% Source: Management projections provided on November 3, 2021. Note: Dollars in millions, except per share figures. (1) Excludes $865mm gain on sale of IMP and DBCI business units. (2) Includes stock-based compensation as an expense. (3) Includes pre-tax cash settlement of $75mm. (1) (1) (1) (2) (3) RETURN Management Plan – Base Case (2022 Trends Continue)

— Confidential —

RETURN Management Plan – Base Case (2022 Trends Continue) Segment Detail

	Fiscal Year Ending December 31,						CAGR	
	2021E	2022E	2023E	2024E	2025E	2026E	'21E-'23E	'21E-'26E
Windows Segment	$2,488	$2,836	$2,966	$3,080	$3,244	$3,451	9%	7%
% Growth	*19%*	*14%*	*5%*	*4%*	*5%*	*6%*		
Commercial Segment	1,584	1,961	2,102	2,220	2,304	2,379	15%	8%
% Growth	*31%*	*24%*	*7%*	*6%*	*4%*	*3%*		
Siding Segment	1,386	1,641	1,736	1,850	1,972	2,139	12%	9%
% Growth	*20%*	*18%*	*6%*	*7%*	*7%*	*8%*		
Corporate Risk Adjustment	--	(203)	(203)	(203)	(203)	(203)		
Total Net Sales	**$5,458**	**$6,235**	**$6,601**	**$6,947**	**$7,318**	**$7,767**	**10%**	**7%**
% Growth	*22%*	*14%*	*6%*	*5%*	*5%*	*6%*		
Windows Segment	$479	$557	$626	$695	$780	$878	14%	13%
% Margin	*19%*	*20%*	*21%*	*23%*	*24%*	*25%*		
Commercial Segment	371	406	455	500	540	579	11%	9%
% Margin	*23%*	*21%*	*22%*	*23%*	*23%*	*24%*		
Siding Segment	381	438	477	521	569	628	12%	10%
% Margin	*28%*	*27%*	*27%*	*28%*	*29%*	*29%*		
Corporate Risk Adjustment	(82)	(134)	(137)	(141)	(144)	(148)		
Total Gross Profit	**$1,149**	**$1,267**	**$1,421**	**$1,575**	**$1,745**	**$1,938**	**11%**	**11%**
% Margin	*21%*	*20%*	*22%*	*23%*	*24%*	*25%*		
Windows Segment	$295	$360	$408	$456	$517	$589	18%	15%
% Margin	*12%*	*13%*	*14%*	*15%*	*16%*	*17%*		
Commercial Segment	234	264	299	330	354	376	13%	10%
% Margin	*15%*	*13%*	*14%*	*15%*	*15%*	*16%*		
Siding Segment	278	324	352	383	417	460	12%	11%
% Margin	*20%*	*20%*	*20%*	*21%*	*21%*	*22%*		
Corporate Risk Adjustment	(133)	(172)	(179)	(187)	(198)	(209)		
Total Adj. EBITDA	**$675**	**$775**	**$880**	**$981**	**$1,090**	**$1,216**	**14%**	**12%**
% Growth	*22%*	*15%*	*14%*	*11%*	*11%*	*12%*		
% Margin	*12%*	*12%*	*13%*	*14%*	*15%*	*16%*		

Source: Management projections provided on November 3, 2021.
Note: Dollars in millions.

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21 — Confidential — Comparison of RETURN Management Forecasts Net Sales Adj. EBITDA Unlevered Free Cash Flow(1)(2) Source: Management projections provided on November 3, 2021. Note: Dollars in millions. (1) Includes stock-based compensation as an expense. (2) Includes pre-tax cash settlement of $75mm in 2022E. Base Case (2022 Trends Continue) Upside Case (Accelerated Growth) Downside Case (Includes Recession) $6,235 $6,601 $6,947 $7,318 $7,767 $6,349 $6,865 $7,408 $7,981 $8,702 $5,458 $6,061 $6,290 $6,346 $6,443 $6,749 $5,000 $5,500 $6,000 $6,500 $7,000 $7,500 $8,000 $8,500 $9,000 2021E 2022E 2023E 2024E 2025E 2026E % Growth % Margin Upside Case (Accelerated Growth) 22% 16% 8% 8% 8% 9% Base Case (2022 Trends Continue) 22% 14% 6% 5% 5% 6% Downside (Includes Recession) 22% 11% 4% 1% 2% 5% 2021E 2022E 2023E 2024E 2025E 2026E % Margin % Margin Upside Case (Accelerated Growth) 12% 14% 15% 16% 18% 19% Base Case (2022 Trends Continue) 5% 7% 8% 8% 9% 9% Downside (Includes Recession) 5% 10% 5% 7% 8% 8% % Margin Upside Case (Accelerated Growth) 5% 7% 9% 10% 10% 11% Base Case (2022 Trends Continue) 5% 7% 8% 8% 9% 9% Downside (Includes Recession) 5% 7% 8% 8% 8% 8% Key Case Drivers .. Pricing net of inflation (e.g., above / flat) .. Retained pricing in deflationary period .. 2024 recession for Windows/Siding .. 2025 recession for Commercial Key Case Drivers .. Volume leverage from investments in growth, automation and IT initiatives .. Right-sized cost structure (e.g., labor) Key Case Drivers .. Upside Case (Accelerated Growth) reflects right-sized investment levels (e.g., higher capex spend due to more favorable growth and cost- out initiatives RETURN Management has created additional operating cases for use in the financial analysis presented herein $775 $880 $981 $1,090 $1,216 $861 $1,035 $1,218 $1,410 $1,628 $675 $692 $755 $798 $853 $943 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 2021E 2022E 2023E 2024E 2025E 2026E $427 $548 $585 $638 $705 $473 $634 $723 $834 $957 $251 $414 $503 $529 $547 $572 $-- $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 2021E 2022E 2023E 2024E 2025E 2026E

22 — Confidential — Discounted Cash Flow Analysis – Upside Case (Accelerated Growth) & Downside Case (Includes Recession) Source: Management projections provided on November 3, 2021. Note: Implied share prices rounded to the nearest $0.25. Downside Case (Includes Recession) Implied Share Price Upside Case (Accelerated Growth) Implied Share Price Implied Terminal Multiple Implied Terminal Multiple Downside Case (Includes Recession) Discount Terminal Multiple Rate 1.75% 2.13% 2.50% 10.5% $26.50 $28.00 $29.50 11.5% 22.00 23.25 24.25 12.5% 18.50 19.50 20.25 Discount Terminal Multiple Rate 2.25% 2.63% 3.00% 10.5% $59.75 $62.50 $65.75 11.5% 51.00 53.25 55.50 12.5% 44.00 45.75 47.50 Discount Terminal Multiple Rate 2.25% 2.63% 3.00% 10.5% 7.2x 7.5x 7.9x 11.5% 6.4x 6.7x 7.0x 12.5% 5.8x 6.0x 6.3x Discount Terminal Multiple Rate 1.75% 2.13% 2.50% 10.5% 6.3x 6.6x 7.0x 11.5% 5.7x 5.9x 6.2x 12.5% 5.1x 5.3x 5.6x

— Confidential —

Discounted Cash Flow Analysis – Downside Case (Includes Recession)

Unlevered Free Cash Flow Build

($ in millions)	Fiscal Year Ended December 31, Q4 2021E	2022E	2023E	2024E	2025E	2026E	Terminal Year
Revenue	**$1,430**	**$6,061**	**$6,290**	**$6,346**	**$6,443**	**$6,749**	**$6,749**
% Growth	*20%*	*11%*	*4%*	*1%*	*2%*	*5%*	
Adj. EBITDA (less: SBC)[(1)]	**$174**	**$673**	**$736**	**$779**	**$834**	**$924**	**$924**
% Margin	*12%*	*11%*	*12%*	*12%*	*13%*	*14%*	*14%*
(Less): D&A[(2)]	(65)	(284)	(289)	(293)	(296)	(301)	(135)
EBIT	**$110**	**$388**	**$448**	**$486**	**$538**	**$623**	**$789**
(Less): Taxes	(25)	(124)	(143)	(155)	(172)	(199)	(252)
NOPAT	**$84**	**$264**	**$304**	**$330**	**$366**	**$423**	**$536**
Plus: D&A[(2)]	65	284	289	293	296	301	135
Plus / (Less): Change in NWC	41	(65)	36	33	14	(18)	(25)
(Less): CapEx	(24)	(121)	(126)	(127)	(129)	(135)	(135)
Plus: Cash Settlement (tax adj.)	--	51	--	--	--	--	--
Unlevered Free Cash Flow	**$165**	**$414**	**$503**	**$529**	**$547**	**$572**	**$512**

Implied Share Price

Discount Rate	Perpetuity Growth Rate 1.75%	2.13%	2.50%
10.5%	$26.50	$28.00	$29.50
11.5%	22.00	23.25	24.25
12.5%	18.50	19.50	20.25

Implied Terminal Multiple

Discount Rate	Perpetuity Growth Rate 1.75%	2.13%	2.50%
10.5%	6.3x	6.6x	7.0x
11.5%	5.7x	5.9x	6.2x
12.5%	5.1x	5.3x	5.6x

Source: Management projections provided on November 3, 2021.
Note: Dollars in millions, except per share items. Implied share prices rounded to nearest $0.25.
(1) Adjusted EBITDA includes stock-based compensation as a cash expense.
(2) D&A includes ~$180mm of amortization through 2026. Terminal year assumes D&A equal to CapEx going forward.

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— Confidential —

Benchmarking RETURN's Financial Metrics vs. Peers

CY '21E–'22E Rev. Growth		CY '21E–'22E EBITDA Growth		CY '22E EBITDA Margin		Net Leverage	
75th Percentile	7%	75th Percentile	15%	75th Percentile	17%	75th Percentile	2.9x
Peer Mean	9%	Peer Mean	14%	Peer Mean	15%	Peer Mean	2.3x
Peer Median	7%	Peer Median	12%	Peer Median	15%	Peer Median	2.5x
25th Percentile	7%	25th Percentile	11%	25th Percentile	11%	25th Percentile	1.2x
PGT	19%	PGT	27%	Owens Corning	23%	RETURN (Consensus)	3.5x
RETURN (Consensus)	10%	JELD-WEN	15%	MASONITE	17%	PGT	3.5x
MASONITE	7%	MASONITE	12%	PGT	15%	JELD-WEN	2.9x
AMERICAN WOODMARK	7%	AMERICAN WOODMARK	11%	RETURN (Consensus)	12%	AMERICAN WOODMARK	2.5x
JELD-WEN	7%	RETURN (Consensus)	8%	JELD-WEN	11%	MASONITE	1.2x
Owens Corning	5%	Owens Corning	3%	AMERICAN WOODMARK	10%	Owens Corning	1.2x
Upside Case (Accelerated Growth)	16%	Upside Case (Accelerated Growth)	28%	Upside Case (Accelerated Growth)	14%	Upside Case (Accelerated Growth)	N / A
Base Case (2022 Trends Continue)	14%	Base Case (2022 Trends Continue)	15%	Base Case (2022 Trends Continue)	12%	Base Case (2022 Trends Continue)	N / A
Downside Case (Includes Recession)	11%	Downside Case (Includes Recession)	3%	Downside Case (Includes Recession)	11%	Downside Case (Includes Recession)	N / A

Per Management Projections

RETURN Peers

Source: Company filings, Management projections and FactSet as of November 22, 2021. Base, Upside and Downside scenarios based on Management projections provided on November 3, 2021.
Note: Percentiles exclude RETURN. Consensus EBITDA is unburdened for stock-based compensation. Net leverage based on LTM values.

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25 — Confidential — Historical Multiples L5Y L3Y LTM Mean Mean Mean Current RETURN 7.2x 7.0x 7.0x 6.2x Peers 8.0x 7.8x 7.9x 7.6x Δ vs. Peers (0.9x) (0.8x) (0.9x) (1.4x) 4.0x 6.0x 8.0x 10.0x 12.0x Nov-16 Nov-17 Nov-18 Nov-19 Nov-20 Nov-21 $0 $5 $10 $15 $20 $25 $30 $35 Nov-16 Nov-17 Nov-18 Nov-19 Nov-20 Nov-21 Historical RETURN Trading and Valuation vs. Peers Source: FactSet and Wall Street research as of November 22, 2021. Note: EBITDA is unburdened for stock-based compensation. Peers consist of American Woodmark, Jeld-Wen, Masonite International, Owens Corning and PGT Innovations. RETURN Valuation vs. Peers (EV / NTM EBITDA) 6.2x 7.6x 8.3x 8.3x Current: $17.23 (0%) COPY Offer: $23.00 +63% RETURN Share Price Performance vs. Peers Peer Group Mean RETURN Δ vs. Peers Δ: (0.0x) Δ: (1.4x) Historical Returns L5Y L3Y YTD RETURN (0%) +54% +86% Peers +63% +76% +13%

26 — Confidential — Outlook Valuation 2022E '20A-'22E % Prem. EV / 2022E 2022E EBITDA EBITDA Broker Price Target To Current Base Year EBITDA Revenue EBITDA Margin CAGR 45% 2022E 7.7x $6,109 $748 12.2% 11.0% 45% 2022E 7.5x 5,867 735 12.5% 10.1% 33% 2022E 6.5x 6,119 767 12.5% 12.4% 10% 2022E 7.0x 5,706 731 12.8% 9.7% Median 39% 7.3x $5,988 $742 12.5% 10.6% Operating Metrics $25 $25 $23 $19 $24 – $10.00 $20.00 $30.00 Nov-19 May-20 Nov-20 May-21 Nov-21 Current Analyst Perspectives on RETURN RETURN Analyst Sentiment Over Time Buy Hold Buy Hold Sell RETURN Share Price Average Price Target $24.00 $17.23 (1) Source: Wall Street research as of November 22, 2021. (1) Based on RETURN’s share price of $17.23 as of November 22, 2021.

27 — Confidential — RETURN Shareholder Overview Source: Public filings, CapitalIQ, Wall Street research and Factset as of November 22, 2021. Note: Dollars in millions. Cost basis calculated using FIFO method. (1) Based on 126.2mm basic shares outstanding as of November 2, 2021. Shareholder Mkt. Val ($mm) % of O/S (1) Shares Held Est. Avg. Cost Basis CD&R $1,070.7 49.2% 62,143,416 n.a. Golden Gate 129.0 5.9% 7,489,402 n.a. American Century Investments 72.1 3.3% 4,184,914 $16.13 BlackRock 67.2 3.1% 3,897,794 14.27 Vanguard 61.4 2.8% 3,566,418 11.41 Barrow, Hanley, Mewhinney & Strauss 48.4 2.2% 2,810,018 16.29 Guardian Point Capital 34.5 1.6% 2,000,000 7.85 Russell Investments 33.9 1.6% 1,968,223 15.93 DNB Asset Management 29.0 1.3% 1,684,037 8.45 Dimensional Fund Advisors 25.5 1.2% 1,479,853 13.73 TIAA 24.8 1.1% 1,442,155 9.51 King Street 24.1 1.1% 1,400,000 15.22 Wolf Hill Capital 22.1 1.0% 1,283,639 10.58 American Beacon Advisors 22.0 1.0% 1,276,594 16.29 State Street Global Advisors 17.0 0.8% 988,796 15.68 RBF Capital 16.6 0.8% 962,997 5.76 James Metcalf 16.5 0.8% 956,482 n.a. Geode Capital Management 16.3 0.8% 948,279 13.39 J. Goldman & Co. 15.8 0.7% 919,882 12.00 Cooper Creek Partners 12.5 0.6% 723,893 15.10 Top 20 Holders $1,759.6 80.9% 102,126,792 $13.23 Top 20 Shareholders

28 — Confidential — Premia Paid Analysis Premiums paid in precedent transactions Source: FactSet as of November 22, 2021. Note: Transactions exclude finance, real estate and insurance targets, as well as transactions with premiums greater than 200%. (1) Premium to unaffected share price for go-privates over the last 10 years involving U.S. public companies $1-10bn in transaction value. (2) Premium to unaffected share price for all-cash transactions over the last 10 years involving U.S. public companies $1-10bn in transaction value. (3) Based on RETURN’s share price of $17.23 as of November 22, 2021. (4) Represents implied share prices as a premium to RETURN’s 52-week high share price of $19.50 and 25th and 75th percentile premium for precedent transactions. (5) Represents implied share prices as a premium to RETURN’s 30-day VWAP of $15.30. Go-Private Premiums(1) All-Cash Premiums(2) Implied RETURN Sale Price(3) $20.11 $21.90 $22.54 $24.75 $27.37 Implied RETURN Sale Price(3) $20.44 $22.46 $23.92 $26.06 $29.58 16.7% 27.1% 30.8% 43.7% 58.9% 25th Percentile Median Mean 75th Percentile 90th Percentile 18.6% 30.3% 38.8% 51.2% 71.7% 25th Percentile Median Mean 75th Percentile 90th Percentile $17.92 $21.83 $17.24 $20.49 $23.57 $22.39 $19.36 $18.20 52-Week High(4) 30-Day VWAP(5)

29 — Confidential — Debt / Unlevered Beta Equity 1.10 1.15 1.20 1.25 1.30 15% 11.0% 11.4% 11.7% 12.1% 12.4% 25% 10.8% 11.2% 11.5% 11.8% 12.2% 35% 10.6% 11.0% 11.3% 11.7% 12.0% 45% 10.5% 10.8% 11.2% 11.5% 11.8% Weighted Average Cost of Capital Analysis – RETURN Selected Public Companies Illustrative WACC Illustrative WACC Sensitivity Source: Public company filings, Wall Street research, Bloomberg, S&P Capital IQ and FactSet as of November 22, 2021. Note: Dollars in millions. Companies sorted by market cap. (1) Represents adjusted two-year weekly beta relative to S&P 500. (2) Unlevered Beta equals (Levered Beta / (1 + (1 - Tax Rate) * (Debt / Equity)). Tax rate used is 25%. (3) Reflects median for Peer Observed. (4) Levered Beta equals (Unlevered Beta * (1 + (1 - Tax Rate) * (Debt / Equity)). Tax rate used is 25%. (5) Reflects yield on 20-year U.S. Treasury. (6) Reflects U.S. long-horizon equity risk premium per Duff & Phelps 2021 valuation handbook. (7) Reflects size premium for companies with market capitalizations between ~$1,592mm and ~$2,445mm per Duff & Phelps 2021 valuation handbook. (8) Peer Observed pre-tax cost of debt is based on the BB U.S. high-yield index effective yield per St. Louis Fed. RETURN Observed pre-tax cost of debt is based on yield to worst of RETURN’s senior notes due 2029. (9) WACC equals ((Debt / Capitalization * After-Tax Cost of Debt) + (Equity / Capitalization * Cost of Equity)). Market Debt Debt / Beta Company Cap ($mm) ($mm) Equity Levered(1) Unlevered(2) Owens Corning $9,365 $3,095 33% 1.47 1.17 Masonite 2,765 878 32% 1.58 1.27 JELD-WEN 2,457 1,822 74% 1.88 1.20 PGT Innovations 1,317 635 48% 1.52 1.12 American Woodmark 1,203 496 41% 1.71 1.30 75th Percentile 48% 1.71 1.27 Mean 46% 1.63 1.21 Median 41% 1.58 1.20 25th Percentile 33% 1.52 1.17 RETURN $2,201 $3,087 140% 2.03 0.99 Peer RETURN Observed Observed Unlevered Beta(3) 1.20 0.99 Debt / Equity(3) 41% 140% Levered Beta(4) 1.577 2.028 Risk-Free Rate(5) 2.0% 2.0% Market Risk Premium(6) 7.3% 7.3% Market Size Premium(7) 1.4% 1.4% Cost of Equity 14.8% 18.1% Pre-Tax Cost Of Debt(8) 3.45% 4.78% Tax Rate 25.0% 25.0% After-Tax Cost Of Debt 2.6% 3.6% % Equity 70.8% 41.6% % Debt 29.2% 58.4% Estimated WACC(9) 11.3% 9.6% For Reference Only